Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-132123-02
SUPPLEMENT dated September 8, 2006
(To Prospectus Supplement Dated August 28, 2006
to Prospectus Dated July 26, 2006)
$739,121,100 (Approximate)
SEQUOIA MORTGAGE TRUST 2006-1
Mortgage Pass-Through Certificates, Series 2006-1
RWT Holdings, Inc., Sponsor and Seller
Sequoia Residential Funding, Inc., Depositor
Sequoia Mortgage Trust 2006-1, Issuing Entity

     Notwithstanding anything to the contrary in the accompanying prospectus supplement, the “Certificate Interest Rate” of (I) the Class 1-A1A Certificates is as follows: with respect to (1) any Distribution Date on or prior to the Distribution Date in August 2011, a per annum rate equal to the Pool 1 Net WAC plus 0.564912% and (2) any Distribution Date thereafter, a per annum rate equal to the Pool 1 Net WAC; and (II) the Class 1-A1B Certificates is as follows: with respect to (1) any Distribution Date on or prior to the Distribution Date in August 2011, a per annum rate equal to the greater of (a) the Pool 1 Net WAC minus 0.434560% and (b) 0.000% and (2) any Distribution Date thereafter, a per annum rate equal to the Pool 1 Net WAC.
     The second bullet point on page S-39 of the accompanying prospectus supplement is hereby deleted in its entirety and replaced with the following:
•	The “Senior Percentage” for each Mortgage Pool for any Distribution Date is the Pro Rata Senior Percentage for such Distribution Date. Since substantially all of the Mortgage Loans provide for payments solely of interest (and not scheduled principal) for the first five through ten years following origination, Certificateholders of the related Certificate Group are not expected to receive any significant payments of scheduled principal during the first five-year period and increasing, but limited payments of scheduled principal for the next five-year period, notwithstanding the calculation of the Senior Percentage above.
     Capitalized terms used herein are as defined in the accompanying prospectus supplement.